[LETTERHEAD]

                                                 July 20, 1995
    Ron Maccarone
    23592 Wind Song #46H
    Alisa Viejo  CA   92656

    Dear Ron:

    Let me start this offer letter by saying that it was a pleasure seeing you again on Friday, July 14th, and we are looking forward to you joining the Eagle Hardware & Garden Team. Based on my discussion with Rich Takata, the following are the specifics of our offer of employment:

TITLE:   Executive Vice President of Finance (Chief Financial Officer)

ANNUAL SALARY:
         $150,000.00 (Since paychecks are issued every two weeks, the gross amount would be $5769.23 bi-weekly).

STOCK OPTIONS:
         50,000 Eagle hardware & Garden stock options vesting over 5 years (20% per year). The options will be priced based on the closing stock price the day you report to work.

INCENTIVE COMPENSATION:
         .2% Corporate Bonus participation. Enclosed is a copy of our corporate management incentive compensation (Bonus) plan.

SEVERANCE:You will receive a 1 (one) year severance agreement. This agreement will pay you a one-year salary if your job is terminated for any reasons other than cause. The payments will either be in a lump sum or in bi-weekly installments, at the discretion of the company.

HEALTH & WELFARE PLAN:
         You will participate in the Executive Medical, Dental and Vision plan. The Executive plan covers you and your family 100% and the premiums are paid by the company. In addition,the company pays for life insurance equal to one time your annual salary. You may purchase additional life insurance coverage in multiples of your annual salary.

981 POWELL AVE. S.W.
RENTON, WA 98055
PHONE 206-227-574O
FAX 206-204-5169


                                       cont.'d

    Ron Maccarone
    July 20, 1995
    Page 2


401 (K): The company has a non-contributory 401 (k) plan which is available should you wish to participate or rollover from an existing 401 (k) plan. After six months with Eagle, you can make contributions to the 401(k) plan. Eligibility to rollover from any other 401(k) plan is effective the first day of employment.

ESOP: You are eligible for the Employee Stock Ownership Plan (ESOP) after two years of employment. Participation in this plan, after the two-year eligibility has been met, is the 1st of January or the 1st of July, whichever comes first. The plan is fully funded by the company and the contribution is up to 10% of your annual salary or a maximum of $3500. This of course is dependent on the company's profitability.
         The funding of the plan takes place after December 31st of the plan year and is invested in Eagle Hardware & Garden stock.

VACATION:
         You will have two weeks of vacation vested the day you report to work.

ALL OTHER BENEFITS:
         Life Insurance, L.T.D. (long term disability), A.D.D. (accidental death and dismemberment), Vacations, Holidays, Employee Discounts, etc., are detailed in the hiring package you were provided.

RELOCATION:
         Enclosed is acopy of our relocation policy and based on your position,you are entitled to a professional household move and living expenses for up to 60 days. This also includes a trip and expenses for your wife to come up and get familiar with the area and find a place to live, as well as the final trip to relocate to the area. Should you at anytime decide to sell your house in Southern California, the company will pay your closing costs to a maximum of $20,000.


                                       cont.'d

    Ron Maccarone
    July 20, 1995
    Page 3


    Please feel free to contact Rich Takata or myself should you have any questions. Again, it was a pleasure seeing you and we look forward to you joining the Eagle Hardware and Garden Team and working with you.

    Please call Rich Takata or myself once you have had the opportunity to review and discuss this offer with your wife. We would like your answer by July 21, 1995.

    Very truly yours,


    /s/John Foucrier
    John Foucrier
    Executive Vice President
    Administration and Human Resources

    JF:ec
    Attachment

[LETTERHEAD]

August 3, 1995

Ron Maccarone
Executive Vice President and
Chief Financial Officer
Eagle Hardware & Garden, Inc.

Re: SEVERANCE AGREEMENT

Dear Ron:

This letter is intended to confirm one of the terms of your employment with Eagle Hardware & Garden, Inc.'s (the "Company") stated under severance in your offer letter dated, July 20, 1995. Should your employment be terminated in connection with and as a result of a sale or merger of the Company or change in control of the ownership and management of the Company, the Company agrees to pay you one year's severance. Such sum to be payable bi-weekly or in one lump sum, at the Company's discretion. Payments or payment to start immediately after your date of termination. This one year's severance would be based on your then current salary, less any required deductibles such as FICA, unemployment, etc.

In the event that you resign from the Company or the Company terminates you for "cause", you will forfeit the one year's salary. "Cause" means any act or failure to act by executives which constitutes just cause for termination of executives' employment with the Company. "Cause" may include, but is not limited to: any dishonesty; neglect of duties; conflict of interest; commission of a felony; professional negligence; misconduct; fraud; misrepresentation; refusal or repeated failure to carry out reasonable directions of the Board of Directors, the C.E.O., or the President; act or failure to act, which substantially impairs the Company's business, good will or reputation; or any material breach of this agreement.

Further, you hereby re-affirm all the terms of the Confidentiality Agreement, dated July 14, 1995, previously executed by you and agree that the provisions thereof shall apply equally to any information of, about or concerning the Company that you obtain knowledge or possession of hereafter and throughout the remainder of your employment with the Company as well as subsequent to such employment.

Please confirm your agreement to the foregoing by signing below, whereupon this agreement shall become a binding agreement between you and the Company.

                                  Very truly yours,




                                  Richard T. Takata
                                  ----------------------------
                                  Richard T. Takata, President


Acknowledged, understood and
agreed to, this 3rd day of
August, 1995.


/s/Ronald P. Maccarone
- ----------------------
 Ronald P. Maccarone